EXHIBIT 99


   [LHP LOGO]               4600 MONTGOMERY LANE, SUITE M25, BETHESDA, MD 20814
 LASALLE HOTEL                                 PH 301.941.1500  FX 301.941.1553
   PROPERTIES                                             www.lasallehotels.com

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                                                                   NEWS RELEASE


FOR IMMEDIATE RELEASE
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Contact:    Raymond Martz, Vice President of Finance and Investor Relations,
            +301/941-1516


              LASALLE HOTEL PROPERTIES ACQUIRES LANSDOWNE RESORT
     Luxury Resort Includes Championship Golf Course, 296-room Conference
                                 Center & Spa


     BETHESDA, MD, June 17, 2003 -- LaSalle Hotel Properties (NYSE: LHO) today announced it has acquired Lansdowne Resort for $115.8 million. The AAA Four-Diamond resort, located on 207 acres in Lansdowne, Virginia along the Potomac River, currently features 296 guest rooms and suites, an 18-hole championship golf course designed by award-winning architect Robert Trent Jones, Jr. and 45,000 square feet of conference center meeting and pre-function space.

     A second 18-hole championship golf course, designed by Greg Norman, and a 30,000 to 35,000 square foot clubhouse are currently under development and are scheduled for completion by mid-2005. Excluding the approximately $12.2 million cost of this property under development and $0.8 million related to existing membership deposits, the purchase price of the hotel and existing golf course was $102.8 million. This purchase price is approximately 10.0 -
10.5 times historical property level EBITDA.

     As part of the acquisition, the Company assumed outstanding debt of $62.8 million and funded the balance of the purchase price with $44.7 million from its 1031-escrow and $8.3 million from its corporate credit facility. As a result of this new investment, the Company has successfully redeployed the required proceeds from the sale of the New Orleans Grande Hotel through an Internal Revenue Code Section 1031 like-kind exchange ("1031-Exchange").

     "We are extremely excited to acquire this unique luxury resort," said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. "Lansdowne Resort is strategically located within an easy drive of several large metropolitan areas, including Washington, D.C., Baltimore, Philadelphia and New York. Additionally, the resort is located within Loudoun County, Virginia, one of the fastest growing counties in the nation, and within a short fifteen-minute drive of Dulles International Airport. Commercial development along and to the west of the Dulles Corridor, as well as a housing boom in Loudoun County, provides an opportunity for significant long-term growth in performance at the resort."

     Lansdowne Resort is located in Lansdowne, Virginia in the Potomac River Valley, 30 miles west of Washington, D.C. and less than 160 miles from Richmond, Baltimore and Philadelphia. In addition, the resort is situated just 12 miles from Dulles International Airport, providing easy accessibility for regional, domestic and international visitors. The resort is part of the Lansdowne Master Development, a 2,267-acre rapidly expanding residential and commercial master-planned development that is anticipated to include more than 2,100 upscale and luxury homes, more than 2 million square feet of commercial space, the 50-acre Lansdowne Hospital/Healthcare Campus, and Leisure World, a 91-acre age restricted 2,278 unit high-rise condominium development.

     The 281-acre Janelin Technology Park, located one-half mile from the Resort, includes the Howard Hughes Medical Institute, a $500 million development featuring 750,000 square feet of biomedical research facilities. The first phase of this internationally important research center recently commenced construction.

     The conference center portion of the resort encompasses 25 separate meeting rooms, including the 9,500 square foot Lansdowne Ballroom, a 120-seat tiered amphitheater and an outdoor pavilion. Representing over 30,000 square feet of dedicated meeting space and 15,000 square feet of pre-function space, the state-of-the-art conference center has wireless and T-1 high speed internet access. Lansdowne Resort is an International Association of Conference Centers ("IACC") certified lodging facility. This important designation identifies the resort as a premier meeting facility, designed specifically for the needs of groups, with the conference center located in a separate, private wing from the remainder of the resort.

     Dining facilities at the resort include four distinct outlets, providing meeting and leisure guests with a variety of options. Riverside Hearth, with 305 seats, serves breakfast, lunch and dinner and operates as the primary conference dining room. Lansdowne Grill, an upscale 120-seat lounge and steakhouse features gourmet foods and wines for lunch and dinner. Stonewall's Tavern, a 97-seat casual-style pub, offers lunch, dinner and late night dining, as well as billiards, shuffleboard, darts and big-screen televisions. Fairway's Deli and Bar provides light fare in a poolside environment, as well as acting as the halfway house for golf course patrons.

     In addition to the existing golf course, recreational amenities include separate indoor and outdoor swimming pools, a health club, the Spa at Lansdowne, three lighted tennis courts, racquetball, volleyball, basketball, aerobics, and walking and jogging trails. Built in 1991, and rated AAA Four-Diamond every year since, Lansdowne Resort has won numerous awards, including the Award of Excellence from Corporate and Incentive Travel Magazine, the prestigious Gold Key Award from Meetings and Conventions Magazine, and the Pinnacle Award from Successful Meetings Magazine.

     The acquisition of Lansdowne Resort also includes an additional 349 acres of land along the Potomac River adjacent to the existing resort. A new 18-hole championship golf course designed by world-renowned golfer Greg Norman is under development on this land. Grading and clearing for the new Norman Course have commenced, with construction of the new course and clubhouse expected to be completed by mid-2005. Plans also include a nine-hole executive course that has also been designed by Greg Norman. An additional 240,000 square feet of entitled building rights for future undefined expansion of the resort were also part of the acquisition and included in the purchase price.

     The new 18-hole championship Norman Course will be combined with the existing Robert Trent Jones, Jr. Course to form the Lansdowne Resort and Golf Club (the "Club"). Non-equity memberships to the semi-private Club are already being sold, with over 100 sold to-date of the 800 individual/family and corporate memberships in total that are being offered. Lansdowne Resort will continue to control all aspects of the utilization of the courses, including use by resort guests and for group outings and will receive all membership initiation fees, dues, cart charges and all other revenues associated with the two courses.

     The Company expects to invest approximately $22.0 million to complete the Norman Course and to build the new clubhouse, a new double-sided driving range and adjacent practice facilities and two new holes on the Robert Trent Jones, Jr. Course that will replace two existing holes that will serve as the location for the new driving range facilities. The clubhouse is expected to include men's and women's locker rooms, the golf pro shop, a junior ballroom, and dining facilities, including a casual restaurant and bar. The Company also anticipates investing approximately $4.0 million over the next 18 months in the resort to further enhance the guest rooms, suites and public areas.

     "Lansdowne Resort has significant upside potential," noted Mr. Bortz. "The popularity of the resort is already strong, as evidenced by the many Fortune-500 corporations and professional firms that hold high-end meetings at the resort. And the completion of the Greg Norman Course and clubhouse will further enhance Lansdowne's reputation as a premier destination resort for both the corporate and leisure segments. In addition, we anticipate recoupment of a majority of the development costs of the Norman Course and clubhouse through the sale of memberships in the Lansdowne Resort and Golf Club, significantly enhancing the returns from the resort overall."

     Lansdowne Resort will be managed by Benchmark Hospitality, which has operated the resort since it opened in 1991. Benchmark is a national operator of premier luxury and upscale conference centers and resorts, including The Turtle Bay Resort (Oahu, Hawaii), Scottsdale Conference Resort (Scottsdale, Arizona) and the Cheyenne Mountain Resort (Colorado Springs, Colorado).

     "Benchmark has an extraordinary understanding of how to develop and operate high-end, unique conference center resorts," continued Mr. Bortz. "Their expertise and success operating Lansdowne over the last twelve years, coupled with their vision of the potential of this property, gave us great confidence in selecting them as the operator to maximize the performance of the resort."

     The exclusive co-brokers for the transaction, together representing the seller's interests, were HREC Investment Advisors and The Greenwich Group International.

     HREC Investment Advisors is the real estate brokerage and investment banking arm of Hospitality Real Estate Counselors ("HREC"), one of the nation's leading advisors to the lodging industry. Based in Denver, Colorado, HREC maintains an international practice specializing in hotel brokerage, debt financing, equity placements, consulting and asset management. For additional information, visit HREC's website at WWW.HREC.COM.

     Headquartered in New York, The Greenwich Group International is a world leader in real estate investment banking, with offices in eight cities on four continents. The Greenwich Group's Hotel Group, headed by Neil Teplica, is active in capitalizations, investment sales and fund raising. For additional information, visit The Greenwich Group's website at WWW.GREENWICHGRP.COM.

     Benchmark Hospitality is an international hospitality management company based in The Woodlands, Texas. Benchmark operates luxury resorts, hotels, spas, golf clubs, and conference centers throughout the United States, Canada and Japan. For locations of Benchmark Hospitality properties and for additional information, visit Benchmark's website at WWW.BENCHMARKHOSPITALITY.COM.

     LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust ("REIT"), which owns 17 upscale and luxury full-service hotels, totaling approximately 5,600 guest rooms in 13 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Hyatt Hotels Corporation, Starwood Hotels & Resorts Worldwide, Inc., Crestline Hotels & Resorts, Inc., Radisson Hotels International, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Interstate Hotels Corporation, Benchmark Hospitality, and the Kimpton Hotel & Restaurant Group, LLC.


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Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's Form 10-K for the year ended December 31, 2002 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.


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                             Additional Contacts:
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Hans Weger, Chief Financial Officer, LaSalle Hotel Properties - 301/941-1516

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visit our website at WWW.LASALLEHOTELS.COM